                                  SCHEDULE 14A

                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                       EXCHANGE ACT OF 1934, AS AMENDED.

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          JUPITER COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                         [JUPITER COMMUNICATIONS LOGO]

                                                                    May 15, 2000

To the Stockholders of
Jupiter Communications, Inc.:

     You are cordially invited to attend the Annual Meeting of Stockholders of Jupiter Communications, Inc., to be held at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 46th Floor, New York, New York 10019 on Friday, June 16, 2000 at 10:00 a.m.

     Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement which you are urged to read carefully.

     If you do not plan to attend the Annual Meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

     We look forward to seeing you at the Annual Meeting.

                                          /s/ Gene DeRose
                                          GENE DEROSE
                                          Chief Executive Officer and
                                          Chairman of the Board

                             YOUR VOTE IS IMPORTANT

     IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES).

                          JUPITER COMMUNICATIONS, INC.
                                  627 BROADWAY
                            NEW YORK, NEW YORK 10012

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 16, 2000

To the Stockholders of
Jupiter Communications, Inc.:

     The Annual Meeting of Stockholders of Jupiter Communications, Inc. ("Jupiter" or the "Company") will be held at Brobeck, Phleger & Harrison LLP, 1633 Broadway, 46th Floor, New York, New York 10019 on Friday, June 16, 2000 at 10:00 a.m. (the "Annual Meeting") to consider and vote upon the following matters, which are more fully described in the accompanying Proxy Statement:

          1. To elect one (1) director to the class of directors whose term expires in 2003. The Board has nominated Kurt Abrahamson for re-election at the Annual Meeting.

          2. To ratify the appointment of KPMG LLP as the Company's independent accountants for the fiscal year ending December 31, 2000.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     All stockholders of record at the close of business on April 27, 2000 will be entitled to vote at the Annual Meeting and at any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company.

                                          By Order of the Board of Directors

                                          /s/ Jean Robinson
                                          JEAN ROBINSON
                                          Secretary

May 15, 2000

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                          JUPITER COMMUNICATIONS, INC.
                                  627 BROADWAY
                            NEW YORK, NEW YORK 10012
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

GENERAL

     This Proxy Statement is furnished to the holders of common stock, par value $0.001 per share (the "Common Stock") of Jupiter Communications, Inc., a Delaware corporation ("Jupiter" or the "Company") in connection with the solicitation by the Board of Directors (the "Board") of Jupiter, for use at the annual meeting of stockholders to be held on June 16, 2000, and at any adjournment or postponement of the annual meeting (the "Annual Meeting"). The Annual Meeting will be held at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 46th Floor, New York, New York on Friday, June 16, 2000 at 10:00 a.m. All stockholders of record on April 27, 2000 will be entitled to notice of and to vote at the Annual Meeting. The Company intends to mail this Proxy Statement and the accompanying proxy (the "Proxy") to stockholders on or about May 16, 2000.

     The mailing address of the principal executive office of the Company is 627 Broadway, New York, New York 10012.

PURPOSE OF MEETING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders (collectively, the "Proposals"). Each Proposal is described in more detail in this Proxy Statement.

VOTING

     On April 27, 2000, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 15,328,353 shares of Common Stock outstanding held by 56 stockholders of record. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at the principal executive office of the Company at the address specified above. You are entitled to one vote for each share of common stock you hold.

     The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting and abstentions will have the effect of negative votes.

PROXIES

     Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted "FOR" the election of the named nominee as a director of the Company and "FOR" the approval of the selection of KPMG LLP, independent public accountants, as auditors of the Company for the fiscal year ending December 31, 2000 and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting.

     Any person giving a Proxy has the power to revoke it at any time before its exercise. It may be revoked by:

     - notifying the Secretary of Jupiter in writing before the Annual Meeting;

     - delivering to the Secretary of Jupiter before the Annual Meeting a signed proxy with a later date; or

     - attending the Annual Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholder proposals that are intended to be presented at the Company's annual meeting of stockholders to be held in 2001 must be received by the Company no later than February 16, 2001 in order to be included in the proxy statement and related proxy materials related to that meeting. In addition, the proxy solicited by the Board for the annual meeting of stockholders to be held in 2001 will confer discretionary authority to vote on any stockholder proposal presented at that meeting unless the Company receives notice of such proposal on or before March 18, 2001.

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                      PROPOSAL ONE: ELECTION OF DIRECTORS

GENERAL

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of five persons. One director is to be elected at the Annual Meeting for a term expiring at the 2003 annual meeting of stockholders or until such director's successor has been duly elected and qualified.

     The Board has nominated Kurt Abrahamson to stand for re-election to the class of directors whose term expires at the 2003 annual meeting of stockholders or until his successor is elected and has qualified. Mr. Abrahamson has agreed to serve if elected, and management has no reason to believe that Mr. Abrahamson will be unavailable to serve. In the event Mr. Abrahamson is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the nominee named below.

NOMINEE

     The following table sets forth information regarding the nominee:

                         YEAR FIRST ELECTED           CLASS TERMINATION
         NAME                 DIRECTOR         AGE          YEAR                 POSITION
         ----            ------------------    ---    -----------------    ---------------------
Kurt Abrahamson........         1999            38          2003           President, Chief
                                                                           Operating Officer and
                                                                           Director

INFORMATION REGARDING NOMINEE FOR ELECTION TO TERM EXPIRING IN 2003

     The following information with respect to the principal occupation or employment, other affiliations and business experience during the last five years of the nominee has been furnished to the Company by the nominee.

     Kurt Abrahamson, 38, has served as President and Chief Operating Officer of Jupiter since November 1996 and has served as a director of Jupiter since July 1999. From 1994 to November 1996, Mr. Abrahamson served as Managing Director of Jupiter. Between October 1989 and his joining Jupiter in 1994, Mr. Abrahamson served as Principal Analyst for the Harvey M. Rose Corporation, a management consulting firm. Mr. Abrahamson received a B.A. from Cornell University and an M.A. from the John F. Kennedy School of Government at Harvard University.

VOTE REQUIRED

     The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Unless otherwise instructed, the proxyholders will vote each returned Proxy "FOR" Kurt Abrahamson.

RECOMMENDATION OF THE BOARD

     The Board unanimously recommends a vote "FOR" the election of Kurt Abrahamson as a director to serve until the 2003 annual meeting of stockholders.

INFORMATION REGARDING CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2001

     Robert Kavner, 56, has served as a director of Jupiter since July 1999. Since December 1998, Mr. Kavner has served as Vice Chairman and a General Partner of idealab!, an incubator for starting and growing Internet businesses. From September 1996 to December 1998, he was President and Chief Executive Officer of On Command Corporation, a supplier of entertainment and information services to the lodging industry. From June 1994 to September 1996, he was an independent venture capitalist. From May 1984 to June 1994, he held a number of senior level positions at AT&T Corporation, including CEO of the Multimedia Products and Services Group and President of the Data Systems Division. Prior to his work at AT&T, Mr. Kavner was a Partner at Coopers & Lybrand, L.L.P. and was Co-Chairman of the firm's information industry practice. Mr. Kavner serves on the Board of Directors of Fleet Financial Group, Inc., Earthlink Network, Inc., Ticketmaster Online Citysearch, Inc. and GoTo.Com, Inc. He received his B.S. from Adelphi University and attended the Advanced Management Program at Dartmouth University. Mr. Kavner is the father-in-law of Gene DeRose.

     Kurt Andersen, 45, has served as a director of Jupiter since January 2000. Since September 1999, Mr. Andersen has served as co-chairman of Powerful Media, Inc., an Internet publishing venture covering the entertainment and media industries in the digital age. Mr. Andersen is the author of the novel "Turn of the Century," published by Random House in 1999. From 1996 to 1999, Mr. Andersen served as a columnist for The New Yorker magazine. From 1994 to 1996, Mr. Andersen served as editor-in-chief of New York magazine. During 1993, Mr. Andersen served as editor and columnist for Time magazine. From 1986 to 1993, Mr. Andersen served as editor of Spy magazine, which he co-founded. Mr. Andersen received his B.A. from Harvard University.

INFORMATION REGARDING CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2002

     Gene DeRose, 37, has served as Chief Executive Officer of Jupiter since November 1996 and served as President of Jupiter from its inception to November 1996. He has served as Chairman of the Board of Jupiter since July 1999. Throughout 1994, prior to the formation of Jupiter, Mr. DeRose was the President of the sole proprietorship which pre-dated the formation of Jupiter. Mr. DeRose is a board member of MOUSE, a nonprofit organization that provides volunteer technical manpower to New York City's public schools, and also serves on the Advisory Board of the Markle Foundation's E-mail For All campaign, an initiative that encourages the use of new communications technologies for socially beneficial purposes. Mr. DeRose received his B.A. from the University of Virginia. Mr. DeRose is the son-in-law of Robert Kavner.

     Jeffrey Ballowe, 44, has served as a director of Jupiter since September 1999. From 1986 to 1997, Mr. Ballowe held various management positions at Ziff-Davis, Inc., an international media company, culminating in a position as President of the Interactive Media and Development Group. Mr. Ballowe is the Chairman of the Board of Directors for deja.com and the not-for-profit Electronic Literature Organization. He serves on the boards of drkoop.com, GiveMeTalk.com, NBC Internet, Onvia.com, SuperGroups.com and VerticalNet, and also serves on the Advisory Board for the Internet Capital Group. Mr. Ballowe received his B.A. from Lawrence University, an M.A. from the University of Wisconsin-Madison and his M.B.A. from the University of Chicago.

BOARD MEETINGS AND COMMITTEES

     The Company's Board met once and acted by written consent seven times during the year ended December 31, 1999. All directors attended or participated in 75% or more of the meetings of the Board held in that portion of 1999 during which the director was serving as a member of the Board.

     The Board has a Compensation Committee and an Audit Committee.

     The Compensation Committee is currently composed of Mr. Andersen and Mr. Ballowe. The Compensation Committee recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals whom we compensate. The Compensation Committee also administers our compensation plans. The Compensation Committee did not meet in 1999.

     The Audit Committee currently is composed of Mr. Andersen, Mr. Ballowe and Mr. Kavner. The Audit Committee reviews, acts on and reports to the Board on various auditing and accounting matters, including the recommendation of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and the accounting practices of Jupiter. The Audit Committee did not meet in 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Mr. Andersen and Mr. Ballowe, neither of whom is or has been an officer or employee of the Company. No interlocking relationships exist between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No executive officer or director of the Company serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board or Compensation Committee.

COMPLIANCE WITH REPORTING REQUIREMENTS

     Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission and the Nasdaq National Market Surveillance Department. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates. The Company believes that all directors, executive officers and beneficial owners of more than ten percent of its common stock were in compliance with all such filing requirements subsequent to the time at which the Company became publicly traded in the United States, except one late filing by Mr. Abrahamson.

DIRECTOR COMPENSATION

     The Company reimburses its directors for customary and reasonable expenses incurred in connection with the attendance at meetings of the Board. In addition, the Company's 1999 Stock Incentive Plan (the "1999 Plan") provides that each individual who joins the Board as a non-employee board member automatically receives a grant of an option to purchase 50,000 shares of Common Stock at the time of his or her commencement of Board services. The 1999 Plan also provides that, on the date of each annual meeting of stockholders beginning in 2000, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 5,000 shares of Common Stock. This option will vest upon each optionee's completion of one year of service as a Board member measured from the option grant.

     In addition to the automatic option grant under the 1999 Plan, Mr. Ballowe was granted options to acquire an additional 40,000 shares of the Company's Common Stock in connection with his appointment to the Board in September 1999.

             PROPOSAL TWO: RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Company is asking the stockholders to ratify the selection of KPMG LLP as the Company's independent accountants for the year ending December 31, 2000.

VOTE REQUIRED

     The affirmative vote of a majority of the stockholders represented and voting at the Annual Meeting will be required to ratify the selection of KPMG LLP. In the event the stockholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board believes that such a change would be in Jupiter's and its stockholders' best interests.

     Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD

     The Board unanimously recommends a vote "FOR" the ratification and approval of the selection of KPMG LLP to serve as Jupiter's independent accountants for the year ending December 31, 2000.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to beneficial ownership of the Company's common stock as of April 27, 2000 by:

     - each person known by the Company to beneficially own more than 5% of its common stock;

     - the Company's named executive officers;

     - each of the Company's directors; and

     - all of the Company's executive officers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for those listed below is c/o Jupiter Communications, Inc., 627 Broadway, New York, New York 10012. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such persons that are exercisable within 60 days of April 27, 2000, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 15,328,353 shares of common stock outstanding as of April 27, 2000.

                                                               SHARES BENEFICIALLY
                                                                      OWNED
                                                              ---------------------
NAME OF BENEFICIAL OWNER                                        NUMBER      PERCENT
------------------------                                      ----------    -------
Gartner Group, Inc.(1)......................................   3,233,533      21.1%
Gene DeRose.................................................   2,388,478      15.6
Kurt Abrahamson.............................................   1,071,258       7.0
Robert Kavner(2)............................................     201,250       1.3
Ken Male(3).................................................      59,525         *
Peter Storck(4).............................................      57,556         *
Jean Robinson(5)............................................      27,363         *
Jeffrey Ballowe(4)..........................................      20,000         *
Kurt Andersen(4)............................................       4,167         *
All directors and executive officers as a group (10
  persons)(6)...............................................   3,874,597      24.9

---------------
 *  Indicates less than one percent of the common stock
(1) The address of Gartner Group, Inc. is 56 Top Gallant Road, P.O. Box 10212, Stamford, CT 06904.
(2) Includes 1,250 shares issuable upon the exercise of options.
(3) Includes 59,375 shares issuable upon the exercise of options.
(4) All of these shares are issuable upon the exercise of options.
(5) Includes 26,563 shares issuable upon the exercise of options.
(6) Includes 208,911 shares issuable upon the exercise of options.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth, as of April 28, 2000, the name, age and position of each of the executive officers and other key employees of Jupiter:

NAME                                   AGE                           POSITION
----                                   ---                           --------
EXECUTIVE OFFICERS:
Gene DeRose..........................  37    Chairman of the Board of Directors and Chief Executive
                                             Officer
Kurt Abrahamson......................  38    President, Chief Operating Officer and Director
Jean Robinson........................  43    Chief Financial Officer
Peter Storck.........................  40    Senior Vice President, Research
Ken Male.............................  34    Vice President, Global Sales
Phil Whitney.........................  36    Vice President, Marketing
Joy Cerequas.........................  34    Vice President, Conferences

KEY EMPLOYEES:
Ross Rubin...........................  32    Vice President and Senior Analyst
Adam Schoenfeld......................  35    Vice President and Senior Analyst
Nicole Vanderbilt....................  26    Vice President and Senior Analyst
Tim DeBaun...........................  44    Chief Information Officer
Phil Dwyer...........................  44    Managing Director, Europe
Jack Foreman.........................  34    Vice President, Strategic Development

INFORMATION CONCERNING EXECUTIVE OFFICERS AND KEY EMPLOYEES WHO ARE NOT
DIRECTORS

     JEAN ROBINSON has served as Chief Financial Officer of Jupiter since March 1999. From January 1983 to January 1999, Ms. Robinson held various corporate finance positions at J.P. Morgan & Co. Incorporated, including Vice President, Equity Capital Markets from June 1993 to January 1999. Ms. Robinson received her B.A. from Smith College and an M.B.A. from Columbia University.

     PETER STORCK has served as Senior Vice President, Research of Jupiter since November 1998. From June 1998 to November 1998, Mr. Storck served as Vice President, Research of Jupiter. From July 1996 to June 1998, he served as Jupiter's Director, Online Advertising Strategies. From July 1995 to July 1996, Mr. Storck served as a consultant to Jupiter. From January 1989 to July 1995, Mr. Storck was simultaneously a novelist, a writing instructor at Columbia University and a compensation specialist at Guy Carpenter & Co., Inc., a reinsurance intermediary. Prior to that, he served as a political advisor to various campaigns and officials. Mr. Storck received his B.S. from Cornell University and an M.F.A. from Columbia University.

     KEN MALE has served as Vice President, Global Sales of Jupiter since January 1998. From December 1995 to January 1998, he served as an Account Manager for Giga Information Group, Inc., an information technology research firm, and developed that company's equities research product. From June 1995 to December 1995, Mr. Male was involved in the formation and launch of Giga Information Group, Inc. Prior to June 1995, Mr. Male was a private consultant and held various account manager positions at Gartner Group, Inc., Digital Equipment Corporation and EMC Corporation. Mr. Male received his B.S. from Boston College.

     PHIL WHITNEY has served as Vice President, Marketing of Jupiter since December 1998. From April 1997 to December 1998, he served as Vice President, Consumer Marketing at Money Magazine, a division of Time, Inc. From May 1992 to April 1997, Mr. Whitney held various marketing positions at Money Magazine. Prior to 1992, he held a number of circulation and consulting positions at Audubon Magazine and Robert Cohen Associates, a publishing management and consulting firm. Mr. Whitney received his B.A. from Tufts University.

     JOY CEREQUAS has served as Vice President, Conferences of Jupiter since August 1998. From May 1994 to August 1998, she served as Group Show Director for SIGS Publications, Inc., a producer of magazines, books and conferences. Prior to working at SIGS Publications, Inc., Ms. Cerequas managed conferences and events for the International Trademark Association and Citicorp Investment Bank. Ms. Cerequas received B.S. degrees from both the S.I. Newhouse School of Public Communications and the School of Management of Syracuse University.

     ROSS RUBIN has served as Vice President and Senior Analyst of Jupiter since April 1999. From November 1998 to April 1999, Mr. Rubin served as Senior Research Officer of Jupiter. From January 1998 to November 1998, he served as Jupiter's Group Director, Telecom and Technology, and from August 1996 to January 1998, he served as Jupiter's Group Director, Consumer Internet Technologies. From May 1996 to August 1996, Mr. Rubin was a Senior Analyst for Jupiter. From March 1994 to May 1996, Mr. Rubin served as a Technology Analyst for Salomon Brothers. From September 1991 to March 1994, he served as an Analyst for McKinsey & Company. Mr. Rubin received his B.S. from Cornell University.

     ADAM SCHOENFELD has served as Vice President and Senior Analyst of Jupiter since February 1995. From Jupiter's inception to February 1995, Mr. Schoenfeld served as a news director for Jupiter. From March 1992 to June 1994, he worked as a journalist for the Associated Press. Mr. Schoenfeld attended Cornell University.

     NICOLE VANDERBILT has served as Vice President and Senior Analyst of Jupiter since January 1999. From October 1996 to January 1999, she served as an analyst for Jupiter and later the Practice Director of Jupiter's Digital Commerce Strategies practice. From July 1995 to October 1996, she was an information technology consultant at Deloitte & Touche, L.L.P. Ms. Vanderbilt received her B.S. from Princeton University in May 1995.

     TIM DEBAUN has served as Chief Information Officer of Jupiter since January 1999. From October 1993 to January 1999, Mr. DeBaun served as Vice President, Head of Global Telecommunications for D. E. Shaw & Co., L.P., a securities and investment firm. Mr. DeBaun received his B.A. from Marist College and did graduate work at both the School of Computer Science of Rutgers University and the School of Engineering of Columbia University.

     PHIL DWYER has served as Jupiter's Managing Director, European Internet Strategies since February 1998. From January 1994 to February 1998, he was a Publisher at Centaur Publications where he helped launch several publications, including New Media Age. Mr. Dwyer received his B.A. from London University and an M.A. from Brunel University.

     JACK FOREMAN has served as Vice President, Strategic Development of Jupiter since February 1998. From June 1992 to February 1998, Mr. Foreman held a number of positions at Gartner Group, Inc., including Financial Director, Vice President of Business Operations, Interactive Systems and Vice President of Business Products. Previously, he was a Senior Accountant at Price Waterhouse. Mr. Foreman received his B.S. from The Wharton School at the University of Pennsylvania and an M.B.A. from the University of Michigan.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the aggregate compensation paid by the Company to the Company's Chief Executive Officer and to the four additional most highly compensated executive officers (the "Named Executive Officers") for services rendered in all capacities to the Company for the years ended December 31, 1999, 1998 and 1997:

                                                                                  LONG-TERM
                                                            ANNUAL           COMPENSATION AWARDS
                                                       COMPENSATION(1)        SHARES UNDERLYING
                                                     --------------------    -------------------
NAME AND PRINCIPAL POSITION                  YEAR     SALARY      BONUS          OPTIONS(#)
---------------------------                  ----    --------    --------    -------------------
Gene DeRose................................  1999    $182,500    $100,000           50,000
  Chief Executive Officer                    1998     165,000      50,000               --
                                             1997     148,300      30,000               --

Kurt Abrahamson............................  1999    $172,500    $100,000           50,000
  President and Chief Operating Officer      1998     155,000      50,000               --
                                             1997     138,300      30,000               --

Jean Robinson(2)...........................  1999    $170,000    $ 64,000           85,000
  Chief Financial Officer                    1998          --          --               --
                                             1997          --          --               --

Peter Storck...............................  1999    $176,000    $100,000           45,000
  Senior Vice President, Research            1998     116,750      37,000           13,500
                                             1997      66,500       7,500           41,500

Ken Male(3)................................  1999    $120,000    $233,000           30,000
  Vice President, Global Sales               1998     105,000      96,000          100,000
                                             1997          --          --               --

---------------
(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in that column. The aggregate amount of perquisites and other personal benefits provided to each executive officer listed above is less than the lesser of $50,000 and 10% of his total annual salary and bonus.

(2) Jean Robinson joined the Company as Chief Financial Officer in March 1999.

(3) Ken Male joined the Company as Vice President, Global Sales in January 1998.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning stock option grants made to each of the Named Executive Officers during the year ended December 31, 1999. The Company did not grant any stock appreciation rights during the year ended December 31, 1999.

                                               INDIVIDUAL GRANTS(1)                 POTENTIAL REALIZABLE
                                 ------------------------------------------------     VALUE AT ASSUMED
                                              % OF TOTAL                                ANNUAL RATES
                                 NUMBER OF     OPTIONS                                 OF STOCK PRICE
                                   SHARES     GRANTED TO                              APPRECIATION FOR
                                 UNDERLYING   EMPLOYEES    EXERCISE                    OPTION TERM(3)
                                  OPTIONS     IN FISCAL    PRICE PER   EXPIRATION   ---------------------
NAME                              GRANTED        YEAR      SHARE(2)       DATE         5%          10%
----                             ----------   ----------   ---------   ----------   ---------   ---------
Gene DeRose....................    50,000        2.8%        $5.90       6/1/06     $120,095    $279,872
Kurt Abrahamson................    50,000        2.8%         5.90       6/1/06      120,095     279,872
Jean Robinson..................    85,000        4.7%         3.00      3/22/06      103,811     241,923
Peter Storck...................    45,000        2.5%         3.00      5/24/06       54,959     128,077
Ken Male.......................    30,000        1.7%         3.00       1/1/06       36,639      85,385

---------------
(1) Each option represents the right to purchase one share of common stock and generally vests at a rate of 25% after one year from the date of grant and 6.25% each quarter thereafter.

(2) Options were granted at an exercise price equal to the fair market value of our common stock, as determined by our board of directors on the date of grant.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercise depend on the future performance of the common stock. The amounts reflected in the table may not necessarily be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information concerning option exercises during the year ended December 31, 1999 by the Named Executive Officers and the value of unexercised options held by each of the Named Executive Officers as of December 31, 1999.

                                            NUMBER OF SHARES UNDERLYING         VALUE OF UNEXERCISED
                                               UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                 DECEMBER 31, 1999               DECEMBER 31, 1999
                                            ----------------------------    ----------------------------
NAME                                        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                        -----------    -------------    -----------    -------------
Gene DeRose...............................        --          50,000                --      $1,512,500
Kurt Abrahamson...........................        --          50,000                --       1,512,500
Jean Robinson.............................        --          85,000                --       2,571,250
Peter Storck..............................    38,180          61,820        $1,129,526       1,716,099
Ken Male..................................    37,500          92,500         1,115,625       2,676,875

---------------
(1) Value is defined as the fair market price of the Company's Common Stock at December 31, 1999 less the exercise price. On December 31, 1999, the closing selling price of a share of the Company's Common Stock on the Nasdaq National Market was $30.25.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     Jupiter is not currently a party to employment agreements with any of its executive officers. During 1999, Jupiter was a party to employment agreements with Gene DeRose and Kurt Abrahamson. Each of these employment agreements expired on December 31, 1999.

     All of the options awarded by the Company to the Named Executive Officers during the year ended December 31, 1999 provide that, in the event that Jupiter is acquired by merger, asset sale or sale of more than 50% of Jupiter's voting securities by the stockholders, each outstanding option which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

REPORT ON EXECUTIVE COMPENSATION

     During 1999, the Board of Directors determined the Company's compensation policies and all terms of compensation to be provided to the Company's executive officers and directors. Mr. DeRose and Mr. Abrahamson were each excluded from all discussions relating to their own compensation. The Board of Directors also reviewed bonuses and stock compensation arrangements for all of the Company's other employees during 1999.

     General Compensation Policy. The fundamental policy of the Board is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Board's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon his or her own level of performance. Accordingly, the compensation package for each executive officer is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) a cash bonus which is designed to motivate the executive officers to achieve specific performance goals which are established by the Company and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

     Factors. The principal factors which the Board considered in ratifying the components of each executive officer's compensation package for 1999 are summarized below. The Board may, however, in its discretion apply entirely different factors in setting executive compensation for future years.

     - Base Salary. The base salary for each executive officer is determined on the basis of the following factors: experience; personal performance; the salary levels in effect for comparable positions within and outside the industry; and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Board deems appropriate.

     - Bonus. The annual incentive bonus payable to each of the executive officers is determined on the basis of the following factors: experience, specific position, and achievement of objective and/or subjective goals established by the Company.

     - Long-Term Incentive Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share over a specified period of time. Each option generally becomes exercisable in installments over a three- or four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates over the option term.

     The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Board also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Board does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

     CEO Compensation. In October 1997, the Company entered into an employment agreement with Gene DeRose, the Company's Chairman of the Board and Chief Executive Officer. This employment agreement expired on December 31, 1999. Under this employment agreement, Mr. DeRose's annual salary for each calendar year after 1997 was to be increased based on negotiations between the Company and Mr. DeRose. In addition, Mr. DeRose's bonus for each calendar year after 1997 was to be based on the Company's attainment of specified revenue targets. In determining the specific cash and equity compensation for Mr. DeRose, the Board sought to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent and (ii) make a significant percentage of the total compensation package contingent upon the Company's performance and stock price appreciation. In accordance with these objectives, Mr. DeRose received a base salary of $182,500, a bonus of $100,000 and options to purchase 50,000 shares of the Company's Common Stock for fiscal year 1999. Mr. DeRose was excluded from all discussions by the Board regarding his own compensation.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation paid to the Company's executive officers for the 1999 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal year 2000 will exceed that limit. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Board has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Board will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

                                          Board of Directors
                                          Kurt Abrahamson
                                          Kurt Andersen
                                          Jeffrey Ballowe
                                          Gene DeRose
                                          Robert Kavner

COMPARATIVE PERFORMANCE BY THE COMPANY

     The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return of (i) a broad equity market index and
(ii) a published industry index or peer group. Although the chart would normally be for a five-year period, the Common Stock of the Company began trading publicly on October 8, 1999 and, as a result, the following chart commences as of such date. This chart compares the Common Stock with (i) the Nasdaq Stock Market-United States Index and (ii) the S&P Technology Index.

                 COMPARISON OF 3 MONTH CUMULATIVE TOTAL RETURN*
                      AMONG JUPITER COMMUNICATIONS, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                          AND THE S&P TECHNOLOGY INDEX
[LINE GRAPH]

                                                    Jupiter Communications, Inc.     S&P Technology Sector
10/8/99                                                                   100.00                    100.00
12/31/99                                                                  144.05                    134.41

                                                     Nasdaq Stock Market (U.S.)
10/8/99                                                                 100.00
12/31/99                                                                147.33

---------------
* $100 INVESTED ON OCTOBER 8, 1999 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Robert Kavner, one of the Company's directors, is also a director of Fleet Financial Group, Inc. Two affiliates of Fleet Financial Group, Inc. have research services contracts with the Company.

                                   FORM 10-K

     The Company will mail without charge, upon written request, a copy of its Annual Report on Form 10-K, including the financial statements and list of exhibits. Requests should be sent to the attention of investor relations at the Company's executive offices which are located at 627 Broadway, New York, New York 10012.

     Information required by Item 13(a) of Schedule 14A is hereby incorporated by reference from the Company's Annual Report on Form 10-K.

                                 OTHER BUSINESS

     The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Jean Robinson
                                          JEAN ROBINSON, Secretary
New York, New York
May 15, 2000

X        Please mark your votes as in this example.


                          Vote FOR the nominee listed
                          below (except as withheld in     Vote WITHHELD from
                                the space below)               the nominee
1.       ELECTION OF
         DIRECTOR:                   [ ]                           [ ]

NOMINEE: Kurt Abrahamson will stand for re-election to the Board for a term to expire in 2003.

Instruction: To withhold authority to vote for the nominee, check the box "Vote FOR" and write the nominee's name on the line below.


                                           FOR           AGAINST         ABSTAIN

2.       RATIFICATION OF ACCOUNTANTS:      [ ]             [ ]             [ ]
         To ratify and approve the
         selection of KPMG LLP as
         independent accountants for
         the fiscal year ending
         December 31, 2000.


CHECK HERE IF YOU PLAN TO ATTEND THE MEETING  [ ]


                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!
                         ANNUAL MEETING OF STOCKHOLDERS
                          JUPITER COMMUNICATIONS, INC.

                                  JUNE 16, 2000

                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED



Signature(s)___________________________________________________ Dated:____, 2000

Note: Please sign exactly as name appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

                          JUPITER COMMUNICATIONS, INC.

               Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Gene DeRose and Jean Robinson jointly and severally, as proxies, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of JUPITER COMMUNICATIONS, INC. to be held on Friday, June 16, 2000, or at any postponements or adjournments thereof, as specified on the reverse, and to vote in his or her discretion on such other business as may properly come before the Annual Meeting and any adjournments thereof.

The Board of Directors Recommends a Vote for Proposals 1 and 2.

UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR ANY ADJOURNMENTS THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN ONREVERSE, NO BOXES NEED BE CHECKED.

                     (PLEASE SIGN AND DATE ON REVERSE SIDE)






                                                                SEE REVERSE SIDE